Nelnet Reports Second Quarter 2018 Results

•	GAAP net income $1.21 per share, $1.30 per share excluding adjustments

•	Over $2.5 billion of FFELP loans purchased year-to-date through June 30

LINCOLN, Neb., August 7, 2018 - Nelnet (NYSE: NNI) today reported GAAP net income of $49.4 million, or $1.21 per share, for the second quarter of 2018, compared with GAAP net income of $28.7 million, or $0.68 per share, for the same period a year ago.

Net income, excluding derivative market value and foreign currency transaction adjustments, was $53.2 million, or $1.30 per share, for the second quarter of 2018, compared with $45.8 million, or $1.08 per share, for the same period in 2017. For additional information on these non-GAAP metrics, including reconciliations to GAAP net income, see "Non-GAAP Performance Measures" below.

Several factors increased GAAP net income for the three months ended June 30, 2018, as compared with the same period in 2017:

•	The contribution to net income from the acquisition of Great Lakes Educational Loan Services, Inc. (Great Lakes) on February 7, 2018;

•	The decrease in the company's effective tax rate due to the Tax Cuts and Jobs Act, effective January 1, 2018; and

•	The recognition of an unrealized loss in 2017 related to the re-measurement of the company's previously Euro-denominated bonds to U.S. dollars.

These factors were partially offset by the increase in expenses for the continued build-out of the company's ALLO fiber communications network in Lincoln, Nebraska.

"We are pleased with our operating results for the second quarter and the strong performance of our fee-based businesses and student loan portfolio,” said Jeff Noordhoek, chief executive officer of Nelnet. "We believe the future is bright and continue to look for strategic investments within our core businesses, opportunities to enhance customer experiences, and options to further diversify that will generate long-term value."

Nelnet operates four primary business segments, earning interest income on loans in its Asset Generation and Management segment, and fee-based revenue in its Loan Servicing and Systems, Education Technology, Services, and Payment Processing (formerly known as Tuition Payment Processing and Campus Commerce), and Communications segments.

Asset Generation and Management

For the second quarter of 2018, Nelnet reported net interest income of $57.7 million, compared with $79.8 million for the same period a year ago. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. Derivative settlements for each applicable period should be evaluated with the company's net interest income. The company recognized income from derivative settlements of $21.9 million during the second quarter of 2018, compared to an expense from derivative settlements of $0.4 million for the same period in 2017.

The company's average balance of loans decreased to $23.0 billion for the second quarter of 2018, compared with $23.9 billion for the same period in 2017. Core loan spread increased to 1.29 percent for the quarter ended June 30, 2018, compared with 1.28 percent for the same period in 2017.

Year to date through June 30, 2018, the company has purchased over $2.5 billion in federally insured student loans, including $1.9 billion during the three months ended June 30, 2018.

Loan Servicing and Systems

On February 7, 2018, the company completed its acquisition of Great Lakes from Great Lakes Higher Education Corporation. The company paid $150.0 million in cash for 100 percent of the stock of Great Lakes. Beginning February 7, 2018, the operating results of Great Lakes are included in the company's Loan Servicing and Systems segment.

Revenue from the Loan Servicing and Systems segment was $114.5 million for the second quarter of 2018, compared with $56.9 million for the same period in 2017.

As of June 30, 2018, the company (including Great Lakes) was servicing $470.7 billion in Federal Family Education Loan (FFEL) Program, government owned, and private education and consumer loans, as compared with $200.7 billion of loans serviced by the company as of June 30, 2017. During the second quarter of 2018, the company converted Great Lakes' FFEL Program and private education loan servicing volume to Nelnet's servicing platform to leverage the efficiencies of supporting more volume on fewer systems.

Nelnet Servicing, LLC (Nelnet Servicing) and Great Lakes are two companies that have student loan servicing contracts awarded by the U.S. Department of Education (the Department) in June 2009 to provide servicing for loans owned by the Department. As of June 30, 2018, Nelnet Servicing was servicing $176.2 billion of student loans for 5.7 million borrowers under its contract, and Great Lakes was servicing $241.9 billion of student loans for 7.4 million borrowers under its contract. These contracts are currently scheduled to expire on June 16, 2019.

On February 20, 2018, the Department’s Office of Federal Student Aid released information regarding the new federal student loan servicing procurement process. The contract solicitation process is divided into two phases. The company responded to Phase One on April 17, 2018.

Education Technology, Services, and Payment Processing

For the second quarter of 2018, revenue from the Education Technology, Services, and Payment Processing segment was $48.7 million, an increase of $5.3 million, or 12 percent, from the same period in 2017. Prior period revenues were restated, without any impact on prior period net income, in connection with the implementation of a new revenue recognition accounting standard effective January 1, 2018. The increase in revenue was primarily driven by growth in managed tuition payment plans, campus commerce customer transactions and payments volume, new school customers, and an increase in the number of customers using the operating segment's education and technology services.

Communications

Revenue from ALLO Communications was $10.3 million for the second quarter of 2018, compared with $5.7 million for the same period in 2017. The number of households served as of June 30, 2018, was 27,643, an increase of 15,183, or more than 120 percent, from the number of households served as of June 30, 2017.

For the second quarter of 2018, ALLO recognized a net loss of $8.1 million, compared with a net loss of $3.6 million for the same period in 2017. The company anticipates this operating segment will be dilutive to consolidated earnings as it continues to build its network in Lincoln, Nebraska and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs. ALLO's management uses earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA) to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the second quarter of 2018, ALLO had negative EBITDA of $1.8 million, compared with negative EBITDA of $2.2 million for the same period in 2017. For additional information on this non-GAAP metric, including a reconciliation to ALLO's GAAP net loss, see "Non-GAAP Performance Measures" below.

ALLO incurred capital expenditures of $45.1 million year to date through June 30, 2018, including $27.2 million during the second quarter of 2018. The company currently anticipates total network expenditures for the remainder of 2018 will be approximately $45.0 million; however, the amount of capital expenditures could change based on customer demand for ALLO's services. The number of residential households passed, which represents the estimated number of single residence homes, apartments, and condominiums that ALLO already serves, and those in which ALLO has the capacity to connect to its network distribution system without further material extensions to the transmission lines (but have not been connected), increased to 98,538 as of June 30, 2018, compared with 71,426 as of December 31, 2017.

Liquidity and Capital Activities

For the first two quarters of 2018, the company generated $71.6 million in net cash from operating activities. In addition, as of June 30, 2018, the company had a total of $67.9 million in cash and cash equivalents and $81.8 million in available-for-sale investments, consisting primarily of student loan asset-backed securities. The company also has a $350.0 million unsecured line of credit. As of June 30, 2018, $170.0 million was outstanding on the line of credit and $180.0 million was available for future use. On June 22, 2018, the company amended its unsecured line of credit to, among other things, extend the maturity date of the facility from December 12, 2021, to June 22, 2023.

During the three months ended June 30, 2018, the company repurchased a total of 93,620 shares of Class A common stock for $4.9 million ($52.44 per share). The majority of these repurchases were made pursuant to a trading plan adopted by the company in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.

The company paid cash dividends of $6.5 million, or $0.16 per share, during the second quarter of 2018.

The company intends to use its liquidity position to capitalize on market opportunities, including: FFEL Program, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO's communications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.

Board of Directors Declares Third Quarter Dividend

The Nelnet Board of Directors declared a third quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.16 per share. The dividend will be paid on September 14, 2018, to shareholders of record at the close of business on August 31, 2018.

Non-GAAP Performance Measures

The company prepares its financial statements and presents its financial results in accordance with GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the company's GAAP net income to net income, excluding derivative market value and foreign currency transaction adjustments, and a discussion of why the company believes providing this additional information is useful to investors, is provided below.

	Three months ended June 30,
	2018	2017
	(dollars in thousands, except share data)
GAAP net income attributable to Nelnet, Inc.	$49,435	28,737
Realized and unrealized derivative market value adjustments	4,897	286
Unrealized foreign currency transaction adjustments	—	27,261
Net tax effect	(1,175)	(10,468)
Net income, excluding derivative market value and foreign currency transaction adjustments	$53,157	45,816

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.21	0.68
Realized and unrealized derivative market value adjustments	0.12	0.01
Unrealized foreign currency transaction adjustments	—	0.64
Net tax effect	(0.03)	(0.25)
Net income, excluding derivative market value and foreign currency transaction adjustments	$1.30	1.08

"Derivative market value and foreign currency transaction adjustments" include (i) both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives that do not qualify for "hedge treatment" under GAAP; and (ii) the unrealized foreign currency transaction gains or losses caused by the re-measurement of the company's previously Euro-denominated bonds to U.S. dollars. In October 2017, the company remarketed its Euro-denominated bonds to denominate those bonds in U.S. dollars. "Derivative market value and foreign currency transaction adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. The tax effects in the preceding table are calculated by multiplying the realized and unrealized derivative market value adjustments and unrealized foreign currency transaction adjustments by the applicable statutory income tax rate.

The company believes these point-in-time estimates of asset and liability values related to its derivative instruments and previously Euro-denominated bonds that are or were subject to interest and currency rate fluctuations are or were subject to volatility, primarily due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

A reconciliation of ALLO's GAAP net loss to earnings (loss) before net interest expense, income taxes, depreciation, and amortization (EBITDA), is provided below.

	Three months ended June 30,
	2018	2017
	(dollars in thousands)
Net loss	$(8,082)	(3,637)
Net interest expense	3,302	1,103
Income tax benefit	(2,552)	(2,229)
Depreciation and amortization	5,497	2,600
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$(1,835)	(2,163)

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. The words "anticipate," "continue," "expect," "future," "intend," "scheduled," "will," "would," and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company's loan portfolio, such as interest rate basis and repricing risk and changes in levels of student loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of the expected benefits from the acquisition of Great Lakes on February 7, 2018, and the ability to successfully integrate technology, shared services, and other activities and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the Department; risks to the company related to the Department's initiative to procure new contracts for federal student loan servicing, including the risk that the company on a post-Great Lakes acquisition basis may not be awarded a contract; risks related to the development by the company and Great Lakes of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; the uncertain nature of the expected benefits from the acquisition of ALLO on December 31, 2015, and the ability to successfully expand its fiber network in existing service areas and additional communities and manage related construction risks; the risk that the company's industrial bank charter application may not result in the grant of a charter within the expected timeframe or at all and the uncertain nature of the expected benefits from obtaining an industrial bank charter; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; and changes in general economic and credit market conditions.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the second quarter ended June 30, 2018. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Interest income:
Loan interest	$223,371	197,723	189,878	421,094	371,086
Investment interest	5,818	5,134	3,200	10,952	5,816
Total interest income	229,189	202,857	193,078	432,046	376,902
Interest expense:
Interest on bonds and notes payable	171,450	135,550	113,236	306,999	220,135
Net interest income	57,739	67,307	79,842	125,047	156,767
Less provision for loan losses	3,500	4,000	3,000	7,500	4,000
Net interest income after provision for loan losses	54,239	63,307	76,842	117,547	152,767
Other income:
Loan servicing and systems revenue	114,545	100,141	56,899	214,687	111,128
Education technology, services, and payment processing revenue	48,742	60,221	43,480	108,963	99,504
Communications revenue	10,320	9,189	5,719	19,509	10,826
Other income	9,580	18,198	12,485	27,776	25,118
Gain from debt repurchases	—	359	442	359	5,421
Derivative market value and foreign currency transaction adjustments and derivative settlements, net	17,031	66,799	(27,910)	83,829	(32,741)
Total other income	200,218	254,907	91,115	455,123	219,256
Cost of services:
Cost to provide education technology, services, and payment processing services	11,317	13,683	9,515	25,000	22,305
Cost to provide communications services	3,865	3,717	2,203	7,583	4,157
Total cost of services	15,182	17,400	11,718	32,583	26,462
Operating expenses:
Salaries and benefits	111,118	96,643	74,628	207,760	146,491
Depreciation and amortization	21,494	18,457	9,038	39,951	17,636
Loan servicing fees	3,204	3,136	5,628	6,341	11,653
Other expenses	40,409	33,417	26,262	73,826	52,423
Total operating expenses	176,225	151,653	115,556	327,878	228,203
Income before income taxes	63,050	149,161	40,683	212,209	117,358
Income tax expense	(13,511)	(35,976)	(16,032)	(49,487)	(44,787)
Net income	49,539	113,185	24,651	162,722	72,571
Net (income) loss attributable to noncontrolling interests	(104)	740	4,086	637	6,192
Net income attributable to Nelnet, Inc.	$49,435	113,925	28,737	163,359	78,763
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.21	2.78	0.68	3.99	1.86
Weighted average common shares outstanding - basic and diluted	40,886,617	40,950,528	42,326,540	40,918,396	42,309,295

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	June 30, 2018	December 31, 2017	June 30, 2017
Assets:
Loans receivable, net	$22,710,369	21,814,507	23,226,796
Cash, cash equivalents, investments, and notes receivable	324,514	307,290	335,041
Restricted cash	896,486	875,314	917,041
Goodwill and intangible assets, net	256,291	177,186	190,389
Other assets	1,021,584	790,138	653,820
Total assets	$25,209,244	23,964,435	25,323,087
Liabilities:
Bonds and notes payable	$22,468,364	21,356,573	22,790,780
Other liabilities	454,177	442,475	401,898
Total liabilities	22,922,541	21,799,048	23,192,678
Equity:
Total Nelnet, Inc. shareholders' equity	2,276,869	2,149,529	2,115,194
Noncontrolling interests	9,834	15,858	15,215
Total equity	2,286,703	2,165,387	2,130,409
Total liabilities and equity	$25,209,244	23,964,435	25,323,087
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.